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                                                                    EXHIBIT 99.1

                                                  For more information, contact:
                                                                 Jennifer Doidge
                                                                    415-318-4107
                                                           doidgej@fleishman.com

                   GOOD GUYS, INC. ANNOUNCES MERGER AGREEMENT
                                  WITH COMPUSA

         SAN FRANCISCO - September 29, 2003 - Good Guys (NASDAQ: GGUY) today announced that it has entered into a definitive merger agreement with CompUSA. Under the terms of the agreement, each outstanding share of Good Guys common stock will be converted into $2.05 in cash. Good Guys will become a wholly-owned subsidiary of CompUSA and will continue to operate under the Good Guys name.

         The merger agreement is subject to certain conditions, including obtaining regulatory approvals and the approval of the holders of at least the majority of the outstanding shares of common stock of Good Guys. The transaction is expected to close prior to the end of Good Guys's fiscal year. Jefferies & Company, Inc. acted as financial advisor to the Board of Directors of Good Guys.

         In connection with the transaction, CompUSA has invested $5,000,000 in Good Guys in the form of a two-year unsecured subordinated convertible promissory note, convertible into Good Guys common stock at the rate of $2.05 per share.

         "This transaction will allow our stockholders to receive a substantial premium over recent trading prices of our stock," said Kenneth Weller, chairman and chief executive officer of Good Guys. Mr. Weller also stated that, "the impact of the economic environment on our industry, particularly in Northern California, and the Company's need for additional capital to meet its longer-term objectives, were key drivers of the decision to go forward with the transaction." Mr. Weller

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added, "Our combination with CompUSA should greatly strengthen the resources of the Company and enhances the Company's prospects for future success."

         Good Guys will file a proxy statement with the Securities and Exchange Commission for submission to its shareholders for use in connection with a special meeting of shareholders that will be scheduled for the purpose of approving the merger. That proxy statement will fully describe the merger and should be carefully reviewed by shareholders.

         With fiscal 2003 sales of $750 million, Good Guys is one of the largest specialty retailers of higher-end entertainment electronics in the nation. With its differentiated product selection and knowledgeable team of product specialists, Good Guys is dedicated to providing entertainment solutions to the West Coast's early adopters and tech-savvy consumers. Founded in 1973, Good Guys operates 71 stores in California, Nevada, Washington and Oregon. For more information, visit www.goodguys.com.

To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, including, but not limited to, the successful implementation of the Company's current restructuring and store closing program, increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in the Company's merchandise categories, changes in vendor support for advertising and promotional programs, changes in the Company's merchandise sales mix, the success of the Company's modified advertising strategy, the outcome of the Company's lease renegotiation efforts, and economic conditions.

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